Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

C. R. Bard, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-197194, 333-189705, 333-182239, 333-86668, 333-59156, 333-55684, 333-78089, 333-51793, 333-69857, 333-30217, 333-07189, 33-63147, 33-35544, 33-64874, 333-104683, 333-135098, 333-151740, 333-159928, 333-167576 and 333-205849) on Form S-8 and (Nos. 333-05997 and 333-171166) on Form S-3 of C. R. Bard, Inc. and subsidiaries of our reports dated February 12, 2016, with respect to the consolidated balance sheets of C. R. Bard, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, shareholders’ investment, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015 which reports appear in the December 31, 2015 annual report on Form 10-K of C. R. Bard, Inc.

Our report includes an explanatory paragraph indicating that management excluded from its assessment of the effectiveness of the company’s internal control over financial reporting as of December 31, 2015, internal control over financial reporting associated with Medicon, Inc., representing approximately 0.3% of C. R. Bard, Inc.’s consolidated net sales for the year ended December 31, 2015 and assets associated with Medicon, Inc.’s operations representing 2.2% of C. R. Bard, Inc.’s consolidated total assets as of December 31, 2015. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Medicon, Inc.

/s/ KPMG LLP

Short Hills, New Jersey

February 12, 2016